Exhibit 15.1

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in Registration Statement Nos. 333-148663, 333-142963 and 333-119616 on Form S-8 of our report dated April 27, 2022, relating to the consolidated financial statements of GigaMedia Limited and subsidiaries appearing in this Annual Report on Form 20-F for the year ended December 31, 2021.

/s/ Deloitte & Touche

Taipei, Taiwan

Republic of China

April 28, 2022